EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of July 1, 2008, between MEDIA SCIENCES INTERNATIONAL, INC., a Delaware corporation with offices at 8 Allerman Road, Oakland, New Jersey 07436 ("Employer"), and MICHAEL W. LEVIN ("Employee") residing at 3 Fox Hedge Road, Saddle River, NJ 07458.

W I T N E S S E T H:

WHEREAS, Employer desires to retain the services of Employee and Employee desires to be employed by Employer upon the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the agreements herein contained, the parties hereto agree as follows:

1.      EMPLOYMENT. Employer hereby employs Employee, and Employee hereby agrees to serve, as President and Chief Executive Officer of Employer, for the Term of Employment (as defined in Section 2). Employee agrees to perform such services as are customary for such offices. Employee further agrees to use Employee's best efforts to promote the interest of Employer and to devote Employee's full business time and energies during normal business hours to the business and affairs of Employer during the Term of Employment.

2.      TERM OF EMPLOYMENT. The employment hereunder which commences on July 1, 2008 and shall continue for a term of two (2) years (the "Term of Employment"), unless earlier terminated as provided in Section 3 or Section 11.

3.      INVOLUNTARY TERMINATION: This agreement may be terminated early upon

A.      upon the death of Employee (“Death”);

B.      at the option of Employer upon 30 days prior written notice to Employee, in the event Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months (“Disability”);

C.      upon “good reason” which term shall mean a material negative change in the Employee’s duties and responsibilities or Employee’s base compensation, including but not limited to the following:

i.       A material diminution in Employee’s base compensation, authority, duties, responsibilities;

ii.       A change in the geographic location that is material at which Employee must perform services;

iii.      Any other action or inaction that constitutes a material breach by Employer under this agreement, that governs the terms of Employee’s employment with Employer;

Employee must provide notice to Employer within 90 days of the inception of the good reason condition after which the Employer shall have 30 days to remedy the condition before any termination based on Good Reason will be treated as involuntary (“Good Reason”);

D.      upon Employee’s discharge by the Board of Directors of Employer for "cause" (as defined in Section 11 hereof) (“For Cause”);

E.      upon Employee’s discharge by the Board of Directors “without cause” (“Without Cause Termination”) or

F.      by Employee’s voluntary resignation (“Resignation”).

4.      COMPENSATION.

A.      Base Salary. As compensation for the services to be provided hereunder and in consideration of Employee's agreement not to compete as set forth in Section 5, during the Term of Employment, Employer shall pay Employee an annual salary of two hundred, fifty thousand dollars ($250,000), or such greater annual salary as may be established by Employer's Board of Directors, which shall be payable in appropriate installments to conform with the regular payroll dates for salaried personnel of Employer.

B.      Bonus. Employee shall, during the term of this Agreement, be entitled to an annual performance bonus equal to such amount as the Board of Directors may determine. Additionally, Employee shall be entitled to such other bonuses as the Board of Directors shall determine from time to time. Any bonus payable under this Section will be paid in accordance with the Performance Based Cash Bonus Compensation Plan in effect during the year in which any such bonus may be awarded.

C.      Other Benefits. Employee shall be entitled to the following fringe benefits, perquisites, and other benefits of employment during the Term of Employment: (i) medical and dental insurance under such group medical, dental and vision insurance policies as Employer may provide to its employees; (ii) sick days in accordance with Employer's policy regarding officers; (iii) six (6) weeks vacation in each year prorata; (iv) participation in Employer's 401(k) plan or such other plan as Employer may adopt; (v) participation in Employer's employee stock option plan, and/or such independent plan as may be established; and (vi) Employer shall also during the term hereof, and for one year thereafter provide and fully pay for a fifteen year (15-year) term life insurance policy on the life of Employee, subject to Employee's reasonable insurability, with a face amount of benefit of $2,000,000 and with the beneficiary thereof to be Employee's estate, or as otherwise directed by Employee. Employee shall have the option to maintain such insurance at his own expense commencing one year after the end of the term hereof, if such term is not renewed. In addition to the foregoing, Employee shall also be entitled to any benefits, perquisites and other benefits, to the extent that the Board of Directors determines such benefits are to be made available to Employer's employees or management employees in general.

D.      Payment Upon Early Termination. In the event of early termination of employment “For Cause” for any reason specified in Section 11 hereof, or for a Resignation, Employer shall no longer be obligated to make any payments of compensation to Employee or Employee's estate under this Agreement except as provided for herein. However, any salary or bonus earned and/or vested for prior periods, but not yet paid, shall be paid by Employer to Employee or Employee's estate. In the event of early termination of employment during the first year of this Agreement due to Employee’s Disability, Without Cause Termination, or involuntary termination for “Good Reason”, the Employee or Employee’s estate shall be paid two hundred, ninety thousand dollars ($290,000) within two weeks of Termination. In the event of early termination of employment after the first anniversary of this Agreement due to Employee’s Disability, Without Cause Termination or involuntary termination for “Good Reason”, the Employee or Employee’s estate shall be paid an amount equal to one year Base Salary within two weeks of Termination.

5.	COVENANT NOT TO COMPETE; INTELLECTUAL PROPERTY; CONFIDENTIALITY.

A.      Covenant Not to Compete and Solicit. During the Term of Employment, Employee will not, within any jurisdiction in which Employer or any affiliate conducts its business operations, or in any way materially competing with Employer, directly or indirectly, own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type or character engaged in or competitive with that conducted by Employer. The decision of Employer's Board of Directors as to what constitutes a competing business shall be final and binding upon Employee, and such decision shall be made in good faith. For these purposes, ownership by Employee or any affiliate of Employee of securities of a public company not in excess of 1% of any class of such securities shall not be considered to be competition with Employer.

For a period of three (3) years after termination of Employee's employment with Employer, Employee further agrees to refrain from interfering with the employment relationship between Employer and its other employees by soliciting any of such individuals to participate in independent business ventures and agrees to refrain from soliciting business from any client or prospective client (as disclosed in a list to be provided to Employee by Employer at the time he ceases to be employed, which list shall be binding upon Employee) of Employer's for Employee's benefit or for any other entity.

It is the desire and intent of the parties that if any provisions of this Section 5(A) shall be adjudicated to be invalid or unenforceable, this Section 5(A) shall be deemed amended to delete therefrom such provisions or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication is made.

B.      Intellectual Property. During the Term of Employment, Employee will disclose to Employer all ideas, inventions and business plans developed by Employee during such period which relates directly or indirectly to the business of Employer or affiliates, including without limitation any process, operation, product or improvement which may be patentable or copyrightable. Employee agrees that such will be the property of Employer and that Employee will, at Employer's request and cost, do whatever is necessary to secure the rights thereto by patent, copyright or otherwise to Employer.

C.      Confidentiality. Employee agrees to not divulge to anyone (other than Employer or any other persons employed or designated by Employer) any knowledge or information of any type whatsoever of a confidential nature relating to the business of Employer or any of its subsidiaries or affiliates, including without limitation all types of trade secrets (unless readily ascertainable from public or published information or trade sources). Employee further agrees not to disclose, publish or make use of any such knowledge or information of a confidential nature without prior written consent of Employer.

6.      CHANGE OF CONTROL. Employee shall have the right to terminate the employment agreement in the event of a "change in control" of Employer. “Change in Control” shall mean an event or series of events that constitutes a change in the ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company as defined in Treasury Regulations Section 1.409A-3(i)(5). Upon a change in control in the first year of this Agreement and Employee’s election to terminate employment, Employee shall be entitled to a lump sum payment, payable within one month of termination, equal to five hundred, forty dollars ($540,000). Upon a change in control occurring after the first year of this Agreement and Employee’s election to terminate employment, Employee shall be entitled to a lump sum payment, payable within one month of termination, equal to two hundred percent (200%) of Employee's "base amount", as defined in § 280G(3) of the Code. If a payment is made under this Section 6, then no payment will be made under Section 4(D).

7.      REIMBURSEMENT OF EXPENSES. Employee shall be entitled to be reimbursed, in accordance with the Employer’s normal payroll practices, for reasonable travel and other expenses incurred in connection with Employee's services to Employer pursuant to and during the Term of Employment upon a basis consistent with the policies established or announced by Employer.

8.      AUTOMOBILE. Employer recognizes Employee's need for an automobile for business purposes. Therefore, Employer shall provide Employee with an automobile, including related maintenance, repairs, insurance, and other costs. The automobile will be selected by Employee, and the automobile and related costs shall be comparable to those which Employer historically provided to the Employee.

9.      DEATH BENEFITS. If Employee dies during the Term of Employment, Employer shall pay to Employee's estate the compensation that would otherwise be payable to Employee for twelve months following the month in which his death occurs, payable on the regular payroll dates as specified in Section 4(A). In addition, Employer shall pay $100,000, in a lump sum, within 30 days after his death, to the Employee's widow, or, if he is not then survived by his widow, to the Employee's surviving children in equal shares, or, if there are no surviving children, to the Employee's estate.

10.     BREACH BY EMPLOYEE. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of a breach by Employee of the terms and conditions of this Agreement to be performed by Employee, or in the event Employee performs services during the Term of Employment for any person, firm, corporation or other entity engaged in a competing line of business with Employer, or otherwise breaches this Agreement, Employer shall be entitled, if it so elects, to institute proceedings and to prosecute them in any court of competent jurisdiction, either in law or in equity, to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm, corporation or other entity.

11.     TERMINATION FOR CAUSE. Employer may terminate Employee for cause upon thirty days' prior written notice to Employee. For purposes of this Agreement, an event or occurrence constituting "cause" shall mean:

A.      Employee's willful failure or refusal after notice thereof, to perform specific directives of Employer's Board of Directors, when such directives are consistent with the scope and nature of Employee's duties and responsibilities as set forth in Section 1 and elsewhere herein and such failure or refusal is: (i) not corrected within a reasonable time after receipt of written notice sent by Employer's Board of Directors after resolution authorizing such notice; (ii) the direct material cause of material damages to the Employer; and (iii) within the ability and power of Employee to materially perform such directive as to render such failure or refusal willful;

B.      Employee's conviction of a felony or of any crime involving moral turpitude, fraud or misrepresentation and final resolution of all appeals therefrom;

C.      Any final court determination of gross or willful misconduct of Employee resulting in substantial loss to Employer, substantial damage to Employer's reputation or any material theft from Employer;

D.      Other than by reason of physical injury or illness, a final court determination of Employee's material failure to perform the duties and responsibilities under this Agreement causing material damage to Employer; or

E.      Any final court determination of any material breach (not covered by any of the clauses (A) through (D)) of any of the provisions of this Agreement, causing material damage to Employer, and such breach was not cured within ten days after written notice thereof to Employee by Employer.

12.     DELAY DUE TO SECTION 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s termination of employment, the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earlier of (i) six months after the Employee’s separation from service, or (ii) the Employee’s death. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

13.	INDEMNIFICATION FOR EXCISE TAXES.

A.      The Employee and Employer each agree to execute any and all waivers, approvals and/or other documents which are reasonably necessary in the opinion of counsel to Employer to avoid characterization of payments as “excess parachute payments” as defined in Section 280G of the Code or to comply with the provisions of Section 409A of the Code. Provided that Employee executes any such waivers, approvals and other documents, Employer hereby agrees to indemnify, defend and hold Employee harmless, on an after-tax basis, from and against any liabilities, claims, losses, costs, expenses (including without limitation attorneys’ fees) and damages to the extent arising from or relating to the imposition of any excise tax on Employee as the result of an excess parachute payment or a payment treated as deferred compensation under Section 409A of the Code being made to Employee.

B.      The Employee shall give Employer prompt written notice of any event which may give rise to a claim for indemnification under Section 13(A); provided, however, that failure to promptly provide notice shall not relieve the Employer of its indemnification obligations hereunder except to the extent it is prejudiced thereby. If, within thirty (30) days after receiving such notice, Employer advises Employee that it will conduct the defense of such claim at its expense, Employee shall not settle or admit liability with respect to the claim and shall afford to Employer and its counsel all reasonable assistance in defending against the claims. The Employer shall reimburse Employee for his or her out of pocket expenses, but shall not be required to indemnify or reimburse Employee for attorneys’ fees in such defense. Claims for indemnification shall be equitably adjusted to take into account any tax benefits received by Employee relating to such claims. Payments shall be made within sixty (60) days after any assessment becomes final if no appeal is available or if the Employer elects not to take a further appeal, but, in any event shall be paid by the end of Employee’s taxable year in which he remits the related taxes.

C.      The provisions of this Section 13 will survive the termination of this Agreement.

14.     FISCAL YEAR. For purpose of this Agreement, the Company's fiscal year end is assumed to be June 30.

15.     ASSIGNMENT. This Agreement is a personal contract and, except as specifically set forth herein, the rights and interests of Employee herein may not be sold, transferred, assigned, pledged or hypothecated by Employee. The rights and obligations of Employer hereunder shall be binding upon and run in favor of the successors and assigns of Employer. In the event of any attempted assignment or transfer of rights hereunder contrary to the provisions hereof, Employer shall have no further liability for payments hereunder. Employee specifically consents to assignment of this Agreement by Employer pursuant to any reorganization or business combination that Employer may effect hereafter.

16.     GOVERNING LAW; CAPTIONS. This Agreement contains the entire agreement between the parties and shall be governed by the laws of the State of New Jersey. It may not be changed orally, but only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought, and consented to in writing by the Board of Directors of Employer. Section headings are for convenience or reference only and shall not be considered a part of this Agreement.

17.     PRIOR AGREEMENTS. This Agreement supersedes and terminates all prior agreements between Employer and Employee relating to the subject matter herein addressed.

18.     NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if delivered in person to Employer by delivery to its Chairman of the Board of Directors or sent by telex, telecopy or by registered or certified mail, postage prepaid, addressed as follows:

if to Employee, to:

Michael W. Levin

3 Fox Hedge Road

Saddle River, NJ 07348

if to Employer, to:

Media Sciences International, Inc.

8 Allerman Road

Oakland, NJ 07436

IN WITNESS WHEREOF, Employer has by its appropriate officer signed this Agreement and Employee has signed this Agreement, on and as of the date and year first above written.

MEDIA SCIENCES INTERNATIONAL, INC.

By:	/s/ Paul Baker
Paul Baker
Director

EMPLOYEE

/s/ Michael W. Levin
Michael W. Levin